Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of January 5, 2018, by and between John W. Swygert, Jr., an individual (“Employee”), and Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly-owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“OBO Holdings”).

WHEREAS, the Company and the Employee are party to that certain employment agreement dated September 28, 2012, as amended July 15, 2015 (collectively, the “Employment Agreement”);

WHEREAS, the Company has determined that it is in the best interests of the Company to amend the Employment Agreement to reflect the changes set forth herein; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Amendment to Employment Agreement.

j.          Section 2 of the Employment Agreement is amended and restated in its entirety to read as follows:

“Duties, etc.  During the Term of Employment you will be the Executive Vice President and Chief Operating Officer.  In this capacity, you will have direct responsibility for overseeing all aspects of the daily operations of the company.  You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company, provided that such duties and responsibilities are consistent with the position of the Chief Operating Officer.  You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability.  You will devote substantially all of your working time and efforts to the business and affairs of the Company Group (as defined in Section 6); provided, however, that the foregoing shall not restrict your engaging in civic, charitable and personal investment activities which do not materially affect your availability to the Company Group during working time).”

k.         The first sentence of Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“As compensation for all services provided by you during the Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at a rate of $500,000 per annum (the per annum amount in effect from time to time being referred to herein as the “Base Salary”).

l.          The last sentence of Section 3 of the Employment Agreement are amended and restated in its entirety to read as follows:

“The amount of Base Salary shall be re-evaluated annually by the Compensation Committee of the Board of Directors of the Company, or, if no such committee exists, the Board of Directors of the Company (the “Board”), with the input of the Chief Executive Officer of the Company; provided, that the Base Salary may not be reduced to an amount below $500,000.”

m.          The definition of “Company EBITDA” shall be amended and restated in its entirety to read as follows:

“Company EBITDA” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) Consolidated Net Income for such fiscal year and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company Group recorded as a tax provision in accordance with GAAP for such period (other than income taxes attributable to items (a), (b), and (f) included in the definition of Consolidated Net Income), (ii) Consolidated Interest Expense, and (iii) Consolidated Non-Cash Charges, all as determined on a consolidated basis for the Company Group in accordance with GAAP, and (iv) any non-cash equity compensation expense and store closing costs.  The components of Company EBITDA will be determined by the independent auditor of the Company Group in accordance with GAAP.

n.          The definition of “Consolidated Net Income” shall be amended and restated in its entirety to read as follows:

“Consolidated Net Income” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof: (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary gains or losses, (c) the net income (or loss) of any subsidiary of OBO Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise, (d) the net income (or loss) of any other person or entity, other than a subsidiary of OBO Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity, (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets, (f) [RESERVED] and (g) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income related to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

o.          The definition of “Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target Threshold” shall be amended and restated in its entirety to read as follows:

““Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of OBO Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold and Target EBITDA for any fiscal year, the Compensation Committee of the Board, or, if no such committee exists, the Board  may subsequently adjust such amounts in the event of any acquisition, disposition or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus.”

p.          The third sentence of paragraph of Section 13 shall be amended and restated in its entirety to read as follows:

All notices shall be addressed as follows:

If to you, to your last address on file in the records of the Company.

If to the Company:
Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: General Counsel

7.
References. All references in the Employment Agreement to “this Agreement,” “Letter Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement, with Exhibits as amended by this Amendment.

8.
Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

9.	Governing Law. This Amendment is made in Harrisburg, Pennsylvania, and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

10.	Amendment Effective Date. This Amendment shall be effective January 5, 2018.

11.
Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

OLLIE’S BARGAIN OUTLET, INC.

By:	/s/ Robert Bertram
Name: Robert Bertram
Title: General Counsel

ACCEPTED AND AGREED:
/s/ John W. Swygert, Jr.
John W. Swygert, Jr.

[Signature Page to Amendment to Employment Agreement – Swygert]